EXHIBIT 2.2


                                    AGREEMENT

   THIS AGREEMENT, made as of this second day of January, 2009, by and between Lightstone Capital Management LLC ("LCM"), a Delaware limited liability company, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                                   WITNESSETH:

   WHEREAS, LCM is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest all or a portion of its assets in securities selected by LCM in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Trusts" or "LCM Trusts");

   WHEREAS, Van Kampen further desires the services of LCM in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and the investment concerns and strategies of LCM;

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the LCM Property (as hereinafter defined) for use in connection with the Trusts;

   WHEREAS, LCM is willing to provide the aforesaid services to Van Kampen under the terms and conditions hereinafter set forth; and LCM is willing to license the LCM Property to Van Kampen and the Trusts under the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Grant of License. (a) Subject to the terms and conditions of this Agreement, LCM hereby grants to Van Kampen and the Trusts, a license to use and refer within the United States to the service marks "LIGHTSTONE," LIGHTSTONE CAPITAL MANAGEMENT," "JOHN LIGHTSTONE," "LCM INVESTMENT SERVICES" and "LCM" (referred herein as the "LCM Property") solely in connection with the Trusts, in such manner as may be deemed to be appropriate by Van Kampen, subject to the prior approval of LCM, which approval shall not be unreasonably withheld.

   (b) LCM covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the LCM Property in connection with the initial sale of the Trusts or subsequent resales of the Trusts in the secondary market.

   (c) LCM represents and warrants that they own all proprietary rights in and to the LCM Property for use in connection with the creation and distribution of unit investment trusts and in connection with the provision of the services contemplated by this Agreement and have the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

   Except as otherwise specifically provided herein, LCM reserves all rights to the LCM Property, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the LCM Property. Such license shall terminate upon termination of this Agreement.

   2. Identification of, and Consultation on Securities; Expenses. (a) During the term of this Agreement, Van Kampen shall provide LCM with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust ("Registration Statement") and, subject to the foregoing, LCM will provide to Van Kampen a list of all securities that fit within the parameters described in Exhibit A in connection with each Trust (the "Identified Securities") provided that Van Kampen has given LCM ten (10) days advance notice. Such Identified Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations.

   (b) LCM will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts. LCM also agrees to review and comment upon disclosure in the Registration Statement referred to in
Section 13 hereof.

   (c) LCM shall periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any Trust at a time and place mutually agreed upon by the parties. With the prior consent of LCM which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

   (d) Each party shall be responsible for all of its own expenses incurred in connection with this Agreement; provided, however, that in the event that LCM incurs reasonable travel expenses in connection with the promotion of the LCM Trusts at the request of Van Kampen, then Van Kampen shall reimburse LCM for all such reasonable expenses. In addition Van Kampen will continue to provide LCM with the database services of Ibbotson/Morningstar that it has been providing to LCM prior to this Agreement.

   3. LCM Services Unique. LCM and Van Kampen agree that the services to be performed by LCM as set forth herein in conjunction with the Trusts are unique and may not be performed by anyone other than LCM without the agreement of Van Kampen under Section 7 hereof.

   4. Fee. For the license granted pursuant to Section 1, Van Kampen, on behalf of each of the Trusts, agrees that each Trust shall pay LCM an annual fee equal to eighteen basis points (0.18%) of the average daily Evaluation Price of all assets comprising such Trust (the "License Fee"). Subsequent to the Effective Date (as defined below), the License Fee shall be paid on the total value of net assets deposited in the LCM Trusts, which shall include the total value of assets moved by unit holders from one LCM Trust to another LCM Trust. The trustee of each Trust shall accrue such fee daily and pay such fee to LCM in installments within fifteen (15) days following the end of each calendar quarter during the term of such Trust and shall include a statement detailing the total amount of net assets deposited in such LCM Trusts. "Evaluation Price" as used in this Section 4 shall mean the "current net asset value" as defined in the Investment Company Act of 1940, as amended.

   5. Term. (a) Subject to Section 9, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth (5th) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term.

   (b) Notwithstanding the above, Van Kampen may in its sole discretion for any reason terminate this agreement immediately at any time by providing notice and, in the event such termination by Van Kampen is made during the Initial Term only, a termination payment within thirty (30) days of such notice as follows:
$160,000 from the Effective Date until the first (1st) anniversary of the Effective Date; $128,000 from the first anniversary until the second (2nd) anniversary of the Effective Date; $96,000 from the second anniversary until the third (3rd) anniversary of the Effective Date; $64,000 from the third anniversary until the fourth (4th) anniversary of the Effective Date; and $32,000 from the fourth anniversary until the fifth (5th) anniversary of the Effective Date..

   6. Exclusivity and Right of First Refusal. (a) LCM covenants and agrees that during the term of this Agreement, neither LCM nor anyone acting on its behalf shall be associated or involved with any unit investment trust sponsor, distributor or seller in the creation, marketing or sale of any non-exchange traded unit investment trust based on the selection criteria set forth in Exhibit A within the United States other than the Trusts. Nothing contained herein shall limit the right of LCM to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a unit investment trust.

   (b) LCM covenants and agrees that, during the Term of this Agreement, neither LCM nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any unit investment trust within the United States unless LCM shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a unit investment trust and Van Kampen shall have failed to provide a written acceptance of such offer to LCM within 30 days after receipt of such offer.

   7. Assignment. Neither of the parties hereto may assign (including within the meaning of the Advisers Act) its respective rights and obligations under this Agreement without the prior written consent of the other.

   8. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and LCM, and that any services performed hereunder by LCM shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. LCM shall have no authority whatsoever to bind Van Kampen or any Trust on any agreement or obligation and LCM agrees that LCM shall not hold itself out as an employee or agent of Van Kampen or any Trust.

   9. Termination. (a) LCM may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

   (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of LCM that is not remedied within ten (10) business days after written notice thereof.

   (c) LCM and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

   (d) Any termination under Section 9(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

   10. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers and proprietary information used by LCM to select securities)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

   (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to a party shall not be disclosed by the other party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, in which case the other party shall be obligated to require that the employees, officers, agents, service providers or affiliates hold the information secret and the names of such employees, officers, agents, service providers or affiliates shall be promptly disclosed to the party to which such information belongs, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such party to the party to which such information belongs, if such notice is legally permitted.

   (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (d) Each party acknowledges and agrees that a breach of this Section 10 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 10, in addition to all other remedies available to such party at law or in equity.

   (e) The covenants set forth in this Section 10 shall survive the termination of this Agreement.

   11. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

   (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

   (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, LCM may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether. in a piece published by LCM or in response to questions of the media or others, without Van Kampen's prior written consent, except that LCM may describe the services provided under this Agreement to the extent that such services are described in any registration statement or other publicly available materials produced by Van Kampen. LCM may reference any such registration statement or other publicly available material produced by Van Kampen.

   12. Indemnification. (a) By Van Kampen. In the event any claim is brought by any third party against LCM or any of its affiliates that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the Trusts, or use of the LCM Property by the Trusts, Van Kampen, or any of Van Kampen's affiliates. LCM or any of its affiliates shall promptly notify Van Kampen and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless LCM or any of its affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. LCM or any of its affiliates shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, LCM nor any of its affiliates shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of LCM or any of its affiliates.

   (b) By LCM. In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by LCM of its obligations hereunder, or the failure of LCM to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify LCM and shall defend such claim at its expense and under its control. LCM shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, LCM shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor- any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

   (c) The indemnifications set forth in this Section 12 shall survive the termination of this Agreement for any cause whatsoever.

   13. Review of Registration Statement. LCM acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing LCM and the securities selection process if Van Kampen has previously provided the Registration Statement to LCM in a timely fashion to allow such review.

   14. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

   15. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement or the waiver of a party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   16. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements with respect to the subject matter hereof, and can be amended only by a writing executed by all of the parties.

   17. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

   If to LCM:

                   Address: Lightstone Capital Management LLC
                         16 Midchester Avenue, Suite 301
                           White Plains, NY 10606-3605
                     Attn: Mr. John B. Lightstone, President



   If to Van Kampen:

                                1 Parkview Plaza
                                  P.Q. Box 5555
                         Oakbrook Terrace, IL 60181-5555
                               Attn: Steve Massoni

   With copy to :

                              Van Kampen Funds Inc.
                           1221 Avenue of the Americas
                               New York, NY 10020
                       Attn: Office of the General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   18. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.
By:
Name:
Title:

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LIGHTSTONE CAPITAL MANAGEMENT LLC
By:
Name:
Title:

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                                    EXHIBIT A

   THE FOLLOWING VAN KAMPEN UNIT TRUSTS UTILIZE STRATEGIES DEVELOPED BY LIGHTSTONE CAPITAL MANAGEMENT. THE "% LCM" COLUMN SHOWN DEFINES THE PERCENTAGE OF TRUST ASSETS THAT UTILIZE LIGHTSTONE CAPITAL MANAGEMENT STRATEGIES. THE DESCRIPTION OF THE SECURITIES SELECTION CRITERIA ARE INCORPORATED BY REFERENCE TO THE CURRENT PROSPECTUSES FOR THE TRUSTS LISTED BELOW.

TRADING SYMBOL    % LCM      TRUST NAME

BMAS             37.50%      Balanced Market Allocation Strategy Multi-Strategy
                             Core Allocation
CORE             75.00%      Strategy
ENDX                50%      Enhanced Index Strategies Portfolio
                             Growth-at-a Reasonable Price
GARP               100%      Strategy
LCAP               100%      Large Cap Growth Strategy Portfolio
LVAL               100%      Large Cap Value Strategy Portfolio
MCAP               100%      Mid-Cap Core Strategy Portfolio
SCAP               100%      Small-Cap Core Strategy Portfolio
SMID               100%      Small-Mid Cap Strategy Portfolio